Exhibit 2.1

AMENDMENT NO. 5

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 5 to Agreement and Plan of Merger (this “Amendment”), dated as of April 15, 2015, is made by and among HEYCO Energy Group, Inc., a Delaware corporation (the “Sole Shareholder”), Matador Resources Company, a Texas corporation (“Parent”), and MRC Delaware Resources, LLC, a Texas limited liability company and wholly owned subsidiary of Parent (“MRC Delaware”).

WHEREAS, the Sole Shareholder, Harvey E. Yates Company, a New Mexico corporation (the “Company”), MRC Delaware and Parent entered into that certain Agreement and Plan of Merger, dated as of January 19, 2015, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2015, as amended by that certain Amendment No. 2 to the Agreement and Plan of Merger dated as of February 2, 2015, as amended by that certain Amendment No. 3 to the Agreement and Plan of Merger dated as of February 6, 2015, and as amended by that certain Amendment No. 4 to the Agreement and Plan of Merger dated as of February 27, 2015 (as amended, the “Merger Agreement”);

WHEREAS, on February 27, 2015, the transactions contemplated by the Merger Agreement were consummated and the Company merged with and into MRC Delaware;

WHEREAS, Parent and MRC Delaware are in negotiations with each of Spiral, Inc., a Delaware corporation (“Spiral”), Explorers Petroleum Corporation, a Delaware corporation (“Explorers”), and Laurelind Corporation, a Texas corporation (“Laurelind”), to form joint ventures to develop certain properties owned by Spiral, Explorers and Laurelind, as applicable, located in Lea and Eddy Counties, New Mexico, and to enter into definitive transaction documents relating to such joint ventures and the contribution of assets thereto (the “JV Transaction Documents”);

WHEREAS, George M. Yates is an affiliate of each of Spiral, Explorers and Laurelind;

WHEREAS, pursuant to Section 8.7 of the Merger Agreement, Mr. Yates was to be appointed to the board of directors of Parent (the “Parent Board”) upon the earlier of (i) the date on which the transactions contemplated by the JV Transaction Documents are consummated and (ii) April 15, 2015;

WHEREAS, the parties desire to delay the appointment of Mr. Yates to the Parent Board pending the negotiation of the joint ventures with Spiral, Explorers and Laurelind and execution of the JV Transaction Documents;

WHEREAS, pursuant to Section 13.1 of the Merger Agreement, the parties desire to amend the Merger Agreement in the manner set forth below; and

WHEREAS, all capitalized terms used herein without definition shall have the respective meanings given to them in the Merger Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 8.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“8.7 Sole Shareholder Representation on Parent Board. Parent shall, subject to the fiduciary duties of Parent’s board of directors, cause the appointment of George M. Yates as a Class I director of Parent to become effective upon the earlier of (i) the date on which the transactions contemplated by the JV Transaction Documents are consummated and (ii) April 28, 2015 (in either case, the “Appointment Time”), for a term of office continuing until the next election of one or more directors by the shareholders of Parent and thereafter until the election and qualification of his respective successor or until his earlier death, retirement, resignation or removal from the board of directors of Parent. Prior to the Appointment Time, Parent shall (A) approve compensation for George M. Yates, in his capacity as a director, such that he shall receive the same annual retainer, meeting fees and equity awards generally provided to non-employee directors of Parent and (B) nominate George M. Yates for reelection at the Company’s 2015 annual meeting of shareholders.”

2. The parties acknowledge that, except as specifically amended hereby, all terms and conditions of the Merger Agreement remain unchanged and that the Merger Agreement, as amended hereby, is in full force and effect and confirmed in all respects.

3. The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided, that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):

Section 13.1	Amendment and Modification
Section 13.2	Severability
Section 13.6	Counterparts
Section 13.11	Governing Law

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed, all as of the date first written above.

SOLE SHAREHOLDER:

HEYCO ENERGY GROUP, INC.

By:	/s/ George M. Yates
Name:	George M. Yates
Title:	President

PARENT:

MATADOR RESOURCES COMPANY

By:	/s/ David E. Lancaster
Name:	David E. Lancaster
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

MERGER SUBSIDIARY:

MRC DELAWARE RESOURCES, LLC

By:	/s/ David E. Lancaster
Name:	David E. Lancaster
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer